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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors


The Board of Directors
Coyote Sports, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Coyote Sports, Inc. of our report dated March 23, 1998, relating to the consolidated balance sheets of Coyote Sports, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended which report appears in the December 31, 1997, annual report on Form 10-KSB of Coyote Sports, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG Peat Marwick LLP


Boulder, Colorado
November 23, 1998